                                                           For Immediate Release

                                                           Contact for Omnicare:
                                                                Cheryl D. Hodges
                                                                  (606) 392-3331

                      OMNICARE ELECTS DIRECTORS, ANNOUNCES
                       QUARTERLY CASH DIVIDEND, AND ADOPTS
                             STOCKHOLDER RIGHTS PLAN

COVINGTON, KENTUCKY, MAY 17, 1999 -- At the Company's Annual Meeting today, Omnicare stockholders elected the 13 directors who stood for election and approved the selection of PricewaterhouseCoopers as independent accountants to the Company for 1999. Newly elected as a Director of Omnicare is Geraldine A. Henwood, Ph.D., President and Chief Executive Officer of IBAH, Inc., a wholly-owned subsidiary of Omnicare.

Following the Annual Meeting, Omnicare's new Board of Directors declared a quarterly cash dividend of 2.25 cents per share on its common stock. The dividend is payable June 11, 1999 to stockholders of record June 1, 1999.

In addition, the Board of Directors adopted a Stockholder Rights Plan ("Rights Plan") designed to enhance the ability of Omnicare stockholders to realize the long-term value of their investment in the Company. The action by the Omnicare Board of Directors came after consulting with its legal and other advisors. The Rights Plan provides that one preferred stock purchase right will be distributed as a dividend for each common share held of record as of the close of business on June 2, 1999 (the "Rights").

The Rights Plan was not adopted in response to any specific proposal, but is designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. The Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.

More than 2,400 public companies in the United States have adopted a stockholder rights plan. The Rights Plan is comparable to those plans.

The Rights will be exercisable on the earlier to occur of the tenth day (or such other day as the Board of Directors of the Company may determine) following (1) the date on which a person or group acquires beneficial ownership of 15% or more of the Company's common stock or (2) the commencement or announcement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership by a person or group of 15% or more of the outstanding common stock of the Company (the earlier of such dates is referred to as the "Distribution Date").

If any person or group becomes the beneficial owner of 15% or more of Omnicare's common stock (with certain limited exceptions), then each Right not owned by the 15% stockholder will entitle its holder to purchase, at the Right's then-current exercise price, common shares having a market value of twice such exercise price. In addition, if after any person has become a 15% stockholder, Omnicare is involved in a merger or other business combination with any other person, each Right will entitle its holder (other than the 15% stockholder) to purchase, at the Right's then-current exercise price, common shares of the acquiring company having a value of twice the Right's then-current exercise price.

Omnicare generally will be entitled to redeem the Rights at a redemption price of $0.01 per Right until the Distribution Date. The Rights will expire on May 17, 2009.

Omnicare is a leading geriatric pharmaceutical care company. Currently serving nearly 593,550 residents in 8,300 long-term care facilities in 42 states, Omnicare is the nation's largest provider of professional pharmacy, related consulting and data management services for long-term care, assisted living and other institutional health care providers. Omnicare also provides comprehensive clinical research services for the pharmaceutical and biotechnology industries.

For more information on Omnicare, Inc. via the Internet, including a full menu of news releases, visit prnewswire.com\comp\136781.html.